As filed with the Securities and Exchange Commission on August 26, 2021.

Registration No. 333-257176

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VALENS SEMICONDUCTOR LTD.

(Exact name of registrant as specified in its charter)

State of Israel	3674	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Valens Semiconductor Ltd.

8 Hanagar St. POB 7152

Hod Hasharon 4501309

Israel

+972 (9) 762-6900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all correspondence to:

Michael Kaplan Brian Wolfe Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 Tel: (212) 450-4000	Shachar Hadar Assaf Naveh Ran Camchy Elad Ziv Meitar | Law Offices 16 Abba Hillel Silver Rd. Ramat Gan 52506, Israel Tel: +972 (3) 610-3100	Daniel Espinoza Jocelyn M. Arel Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 Tel: (617) 570-1000	Aaron M. Lampert Goldfarb Seligman & Co. Ampa Tower 98 Yigal Alon Street Tel Aviv 6789141, Israel Tel: +972 (3) 608-9999

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and all other conditions to the proposed Business Combination described herein have been satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(7)	Proposed Maximum Offering Price per Security(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Ordinary shares, no par value per share(4)	14,375,000	$9.93	$142,743,750	$15,573.34
Warrants to purchase ordinary shares(5)	18,160,000	—	—	—
Ordinary shares underlying warrants(6)	9,080,000	$11.99	$108,869,200	$11,877.62
Total			$251,612,950	$27,450.96(8)

(1)

The number of ordinary shares, no par value per share (“Valens ordinary shares”), of Valens Semiconductor Ltd. (“Valens”) and warrants (“Valens warrants”) to purchase Valens ordinary shares being registered is based upon an estimate of the sum of (a) the maximum number of shares of common stock, par value $0.0001 per share, of PTK Acquisition Corp. (“PTK”) that will be outstanding immediately prior to the Business Combination (as defined herein) and exchanged for one Valens ordinary share for each such share of PTK common stock, assuming the Capital Restructuring (as defined herein) has occurred; and (b) the maximum number of warrants of PTK (“PTK warrants”) that will be outstanding immediately prior to the Business Combination (as defined below) and exchanged for one Valens warrant for each such PTK warrant, assuming the Capital Restructuring has occurred. The par value of the Valens ordinary shares is based on an assumed stock split ratio that is subject to change.

(2)

In accordance with Rule 457(f)(1) and Rule 457(c), as applicable, based on (i) in respect of Valens ordinary shares to be issued to PTK stockholders, the average of the high ($9.94) and low ($9.91) prices of the shares of PTK common stock on the New York Stock Exchange (the “NYSE”) on June 10, 2021, and (ii) in respect of Valens warrants to be issued to PTK warrant holders, the sum of (a) the average of the high ($0.50) and low ($0.47) prices for the PTK warrants on NYSE on June 10, 2021 and (b) $11.50, the exercise price of the PTK warrants, resulting in a combined maximum offering price per warrant of $11.99. The maximum number of Valens warrants and Valens ordinary shares issuable upon exercise of the Valens warrants are being simultaneously registered hereunder. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to the Valens warrants has been allocated to the underlying Valens ordinary shares and those Valens ordinary shares are included in the registration fee.

(3)	Calculated by multiplying the proposed maximum aggregate offering price by 0.0001091.
(4)

Represents Valens ordinary shares issuable in exchange for outstanding PTK common stock upon the merger of Valens Merger Sub, Inc. (“Merger Sub”) with and into PTK pursuant to the Business Combination. Such maximum number of shares is based on the sum of: (a) 13,368,750 Valens ordinary shares to be issued to the holders of shares of PTK common stock, including PTK’s Sponsor (as defined here in); and (b) 1,006,250 shares of Valens ordinary shares that may be issued to PTK’s Sponsor pursuant to the earn out provisions of the Business Combination Agreement described herein.

(5)

Represents warrants of Valens, each whole warrant entitling the holder to purchase one-half (1/2) of a Valens ordinary share, to be issued in exchange for warrants of PTK upon the merger of Merger Sub with and into PTK pursuant to the Business Combination.

(6)	Represents Valens ordinary shares underlying warrants of Valens.
(7)

Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(8)	The registrant previously paid $27,450.96.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Valens Semiconductor Ltd. is filing this Amendment No. 3 to the Registration Statement on Form F-4, as amended (File No. 333-257176) (the “Registration Statement”), solely for the purpose of filing with the U.S. Securities and Exchange Commission an updated copy of Exhibit 5.1 to the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of directors and officers

The Companies Law, 5759-1999 provides that a company may not exempt or indemnify a director or an executive officer (each an “Officer”) for, or enter into an insurance contract that would provide coverage for, any liability incurred as a result of any of the following: (i) a breach by the Officer of his or her duty of loyalty unless, with respect to insurance coverage or indemnification, due to a breach of his or her duty of loyalty to the company committed in good faith and with reasonable grounds to believe that such act would not prejudice the interests of the company; (ii) a breach by the Officer of his or her duty of care to the company committed intentionally or recklessly; (iii) any act or omission done with the intent of unlawfully realizing personal gain; or (iv) a fine, monetary sanction, forfeit or penalty imposed upon an Officer. In addition, the Companies Law provides that Officers can only be exempted in advance with respect to liability for damages caused as a result of a breach of their duty of care to the company (but not for such breaches committed intentionally or recklessly, as noted above, or in connection with a distribution (as defined in the Companies Law)).

Valens’ Articles of Association include provisions under which officers are or may be insured, exempted or indemnified against liability, which they may incur in their capacities as such, to the maximum extent permitted by law.

Item 21. Exhibits and Financial Statements Schedules

Exhibit Number	Description

2.1†	Business Combination Agreement, dated as of May 25, 2021, by and among Valens, PTK and Merger Sub (included as Annex A to the proxy statement/prospectus).

3.1+	Articles of Association of Valens.

3.2	Form of Amended and Restated Articles of Association of Valens (included as Annex B to the proxy statement/prospectus).

3.3	Amended and Restated Certificate of Incorporation of PTK (incorporated by reference to Exhibit 3.2 to PTK’s Registration Statement on Form S-1 filed on June 12, 2020).

4.1	Specimen Unit Certificate of PTK (incorporated by reference to Exhibit 4.1 to PTK’s Registration Statement on Form S-1 filed on June 12, 2020).

4.2	Specimen Common Stock Certificate of PTK (incorporated by reference to Exhibit 4.2 to PTK’s Registration Statement on Form S-1 filed on June 12, 2020).

4.3	Specimen Warrant Certificate of PTK (incorporated by reference to Exhibit 4.3 to PTK’s Registration Statement on Form S-1 filed on June 12, 2020).

4.4	Warrant Agreement, dated as of July 13, 2020, between Continental and PTK (incorporated by reference to PTK’s Current Report on Form 8-K filed on July 21, 2020).

4.5	Registration Rights Agreement, dated as of July 13, 2020, by and among PTK, Sponsor and certain equityholders of PTK (incorporated by reference to Exhibit 10.4 to PTK’s Current Report on Form 8-K filed on July 21, 2020).

4.6	Letter Agreement, dated as of July 13, 2020, by and among PTK, its officers and directors, and Sponsor (incorporated by referenced to Exhibit 10.1 to PTK’s Current Report on Form 8-K filed on July 21, 2020).

4.7+	Specimen Ordinary Share Certificate of Valens.

4.8+	Specimen Warrant Certificate of Valens.

Exhibit Number	Description

4.9+	Form of Amended and Restated Warrant Agreement, by and among Valens, PTK and Continental.

4.10+	Second Amended and Restated Investors’ Rights Agreement, dated as of May 25, 2021, by and among Valens, certain equityholders of Valens and certain equityholders of PTK.

5.1	Opinion of Meitar | Law Offices, as to the validity of the Valens ordinary shares and Valens warrants to be issued.

5.2+	Opinion of Davis Polk & Wardwell LLP as to the validity of the Valens warrants to be issued.

10.1+	Investment Management Trust Agreement, dated as of July 13, 2020, by and between Continental and PTK (incorporated by reference to Exhibit 10.2 to PTK’s Current Report on Form 8-K filed on July 21, 2020).

10.2+	Form of Support Agreement, dated as of May 25, 2021, by and among Valens, PTK and certain equityholders of Valens.

10.3+	Sponsor Letter Agreement, dated as of May 25, 2021, by certain officers, directors and initial stockholders of PTK in favor of Valens and PTK.

10.4+	Form of Subscription Agreement, by and between Valens and the subscribers party thereto.

10.5+	Form of Director and Officer Indemnification Agreement.

10.6+	Valens Semiconductor Ltd. Compensation Policy

21.1+	List of subsidiaries of Valens.

23.1+	Consent of Kesselman & Kesselman, independent registered public accounting firm for Valens.

23.2+	Consent of Marcum LLP, independent registered accounting firm for PTK.

23.3	Consent of Meitar | Law Offices (included in Exhibit 5.1).

23.4+	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.2).

24.1+	Power of Attorney.

99.1+	Form of Proxy for Special Meeting

99.2+	Consent of Ker Zhang (Director Nominee)

99.3+	Consent of Adi Toledano Yarel (Director Nominee)

*	To be filed by amendment.

†	Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

+	Previously filed.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

•	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

•

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

•

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

•

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

•	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

•

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (1)(d) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (a) that is filed pursuant to the immediately preceding paragraph, or (b) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hod Hasharon, Israel on the 26th day of August, 2021.

VALENS SEMICONDUCTOR LTD.

By:	/s/ Gideon Ben-Zvi
Name: Gideon Ben-Zvi
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME	POSITION	DATE

/s/ Gideon Ben-Zvi Gideon Ben-Zvi	Chief Executive Officer and Director (Principal Executive Officer)	August 26, 2021

* Dror Heldenberg	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 26, 2021

* Peter Mertens	Director	August 26, 2021

* Yahal Zilka	Director	August 26, 2021

* Eyal Kishon	Director	August 26, 2021

* Dror Jerushalmi	Director	August 26, 2021

* Moshe Lichtman	Director	August 26, 2021

* Michael Linse	Director	August 26, 2021

/s/ Gideon Ben-Zvi
Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Valens Semiconductor Ltd. has signed this proxy statement/prospectus in the City of New York, State of New York, on the 26th day of August, 2021.

Authorized U.S. Representative-Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice President on behalf of Cogency Global Inc.